Exhibit 99.3
The J. M. Smucker Company
Revised and Updated Item 8. Financial Statements and Supplementary Data of
Part II of the 2011 Form 10-K
Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
The J. M. Smucker Company
We have audited the accompanying consolidated balance sheets of The J. M. Smucker Company as of April 30, 2011 and 2010, and the related statements of consolidated income, shareholders’ equity, and cash flows for each of the three years in the period ended April 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The J. M. Smucker Company at April 30, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2011, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The J. M. Smucker Company’s internal control over financial reporting as of April 30, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 22, 2011, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Akron, Ohio
June 22, 2011, except for the matters
discussed in Notes E and R pertaining
to reportable segments and guarantor
and non-guarantor financial information,
as to which the date is October 13, 2011

Statements of Consolidated Income
The J. M. Smucker Company

	Year Ended April 30,
(Dollars in thousands, except per share data)	2011	2010	2009

Net sales	$4,825,743	$4,605,289	$3,757,933
Cost of products sold	2,973,137	2,814,729	2,506,504
Cost of products sold — restructuring	54,089	3,870	0

Gross Profit	1,798,517	1,786,690	1,251,429
Selling, distribution, and administrative expenses	863,114	878,221	673,565
Amortization	73,844	73,657	38,823
Impairment charges	17,599	11,658	1,491
Merger and integration costs	11,194	33,692	72,666
Other restructuring costs	47,868	1,841	10,229
Other operating expense (income) — net	626	(3,288)	2,380

Operating Income	784,272	790,909	452,275
Interest income	2,512	2,793	6,993
Interest expense	(69,594)	(65,187)	(62,478)
Other (expense) income — net	(26)	2,238	(725)

Income Before Income Taxes	717,164	730,753	396,065
Income taxes	237,682	236,615	130,112

Net Income	$479,482	$494,138	$265,953

Earnings per common share:
Net Income	$4.06	$4.15	$3.11

Net Income — Assuming Dilution	$4.05	$4.15	$3.11

See notes to consolidated financial statements.

Consolidated Balance Sheets
The J. M. Smucker Company
Assets

	April 30,
(Dollars in thousands)	2011	2010

Current Assets
Cash and cash equivalents	$319,845	$283,570
Trade receivables, less allowance for doubtful accounts	344,410	238,867
Inventories:
Finished products	518,243	413,269
Raw materials	345,336	241,670

	863,579	654,939
Other current assets	109,165	46,254

Total Current Assets	1,636,999	1,223,630

Property, Plant, and Equipment
Land and land improvements	77,074	62,982
Buildings and fixtures	347,950	308,358
Machinery and equipment	1,022,670	997,374
Construction in progress	76,778	31,426

	1,524,472	1,400,140
Accumulated depreciation	(656,590)	(541,827)

Total Property, Plant, and Equipment	867,882	858,313

Other Noncurrent Assets
Goodwill	2,812,746	2,807,730
Other intangible assets, net	2,940,010	3,026,515
Other noncurrent assets	66,948	58,665

Total Other Noncurrent Assets	5,819,704	5,892,910

	$8,324,585	$7,974,853

See notes to consolidated financial statements.

Consolidated Balance Sheets
The J. M. Smucker Company
Liabilities and Shareholders’ Equity

	April 30,
(Dollars in thousands)	2011	2010

Current Liabilities
Accounts payable	$234,916	$179,509
Accrued compensation	62,313	60,080
Accrued trade marketing and merchandising	62,588	52,536
Income taxes payable	7,706	75,977
Dividends payable	50,236	47,648
Current portion of long-term debt	0	10,000
Other current liabilities	64,917	53,147

Total Current Liabilities	482,676	478,897

Noncurrent Liabilities
Long-term debt	1,304,039	900,000
Defined benefit pensions	98,722	86,968
Postretirement benefits other than pensions	59,789	45,592
Deferred income taxes	1,042,823	1,101,506
Other noncurrent liabilities	44,173	35,570

Total Noncurrent Liabilities	2,549,546	2,169,636

Shareholders’ Equity
Serial preferred shares — no par value:
Authorized - 3,000,000 shares; outstanding — none	0	0
Common shares — no par value:
Authorized - 150,000,000 shares; outstanding - 114,172,122 in 2011 and 119,119,152 in 2010 (net of 14,432,043 and 9,485,013 treasury shares, respectively), at stated value	28,543	29,780
Additional capital	4,396,592	4,575,127
Retained income	866,933	746,063
Amount due from ESOP Trust	(3,334)	(4,069)
Accumulated other comprehensive income (loss)	3,629	(20,581)

Total Shareholders’ Equity	5,292,363	5,326,320

	$8,324,585	$7,974,853

See notes to consolidated financial statements.

Statements of Consolidated Cash Flows
The J. M. Smucker Company

		Year Ended April 30,
(Dollars in thousands)	2011	2010	2009

Operating Activities
Net income	$479,482	$494,138	$265,953
Adjustments to reconcile net income to net cash provided by operations:
Depreciation	112,226	108,225	79,450
Depreciation — restructuring	53,569	3,870	0
Amortization	73,844	73,657	38,823
Impairment charges	17,599	11,658	1,491
Share-based compensation expense	24,044	25,949	22,105
Other noncash restructuring charges	8,540	0	9,093
Loss (gain) on sale of assets — net	2,867	(7,831)	2,165
Deferred income tax (benefit) expense	(59,801)	(39,320)	25,525
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	(102,625)	31,521	(78,631)
Inventories	(204,159)	(46,160)	34,669
Other current assets	(45,649)	3,461	38,792
Accounts payable and accrued items	84,633	(34,620)	67,883
Defined benefit pension contributions	(16,779)	(4,436)	(34,665)
Income taxes	(66,187)	55,449	22,941
Other — net	29,958	37,917	(48,601)

Net Cash Provided by Operating Activities	391,562	713,478	446,993

Investing Activities
Businesses acquired, net of cash acquired	0	0	(77,335)
Additions to property, plant, and equipment	(180,080)	(136,983)	(108,907)
Proceeds from sale of businesses	0	19,554	0
Purchases of marketable securities	(75,637)	0	0
Sales and maturities of marketable securities	57,100	13,519	3,013
Proceeds from disposal of property, plant, and equipment	5,830	205	800
Other — net	(126)	(738)	5,448

Net Cash Used for Investing Activities	(192,913)	(104,443)	(176,981)

Financing Activities
Repayment of bank note payable	0	(350,000)	0
Repayments of long-term debt	(10,000)	(275,000)	0
Proceeds from long-term debt	400,000	0	400,000
Quarterly dividends paid	(194,024)	(166,224)	(110,668)
Special dividends paid	0	0	(274,208)
Purchase of treasury shares	(389,135)	(5,569)	(4,025)
Proceeds from stock option exercises	14,525	6,413	1,976
Other — net	8,215	1,832	(474)

Net Cash (Used for) Provided by Financing Activities	(170,419)	(788,548)	12,601
Effect of exchange rate changes on cash	8,045	6,390	2,539

Net increase (decrease) in cash and cash equivalents	36,275	(173,123)	285,152
Cash and cash equivalents at beginning of year	283,570	456,693	171,541

Cash and Cash Equivalents at End of Year	$319,845	$283,570	$456,693

( ) Denotes use of cash
See notes to consolidated financial statements.

Statements of Consolidated Shareholders’ Equity
The J. M. Smucker Company

					Amount	Accumulated
	Common				Due from	Other	Total
(Dollars in thousands,	Shares	Common	Additional	Retained	ESOP	Comprehensive	Shareholders’
except per share data)	Outstanding	Shares	Capital	Income	Trust	Income (Loss)	Equity

Balance at May 1, 2008	54,622,612	$13,656	$1,181,645	$567,419	$(5,479)	$42,612	$1,799,853
Net income				265,953			265,953
Foreign currency translation adjustment						(47,024)	(47,024)
Pensions and other postretirement liabilities						(43,479)	(43,479)
Unrealized loss on available-for-sale securities						(2,798)	(2,798)
Unrealized loss on cash flow hedging derivatives						(6,581)	(6,581)

Comprehensive Income							166,071
Purchase of treasury shares	(81,685)	(20)	(3,982)	(23)			(4,025)
Purchase business combination	63,166,532	15,792	3,350,561				3,366,353
Stock plans	714,664	178	17,344				17,522
Cash dividends declared — $6.31 per share				(408,845)			(408,845)
Tax benefit of stock plans			2,353				2,353
Other					649		649

Balance at April 30, 2009	118,422,123	29,606	4,547,921	424,504	(4,830)	(57,270)	4,939,931
Net income				494,138			494,138
Foreign currency translation adjustment						45,926	45,926
Pensions and other postretirement liabilities						(12,313)	(12,313)
Unrealized gain on available-for-sale securities						2,652	2,652
Unrealized gain on cash flow hedging derivatives						424	424

Comprehensive Income							530,827
Purchase of treasury shares	(122,483)	(31)	(5,383)	(155)			(5,569)
Stock plans	819,512	205	29,584				29,789
Cash dividends declared — $1.45 per share				(172,424)			(172,424)
Tax benefit of stock plans			3,005				3,005
Other					761		761

Balance at April 30, 2010	119,119,152	29,780	4,575,127	746,063	(4,069)	(20,581)	5,326,320
Net income				479,482			479,482
Foreign currency translation adjustment						24,773	24,773
Pensions and other postretirement liabilities						(5,928)	(5,928)
Unrealized gain on available-for-sale securities						1,359	1,359
Unrealized gain on cash flow hedging derivatives						4,006	4,006

Comprehensive Income							503,692
Purchase of treasury shares	(5,832,423)	(1,458)	(225,677)	(162,000)			(389,135)
Stock plans	885,393	221	39,832				40,053
Cash dividends declared — $1.68 per share				(196,612)			(196,612)
Tax benefit of stock plans			7,310				7,310
Other					735		735

Balance at April 30, 2011	114,172,122	$28,543	$4,396,592	$866,933	$(3,334)	$3,629	$5,292,363

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
The J. M. Smucker Company
(Dollars in thousands, unless otherwise noted, except per share data)
Note A: Accounting Policies
Principles of Consolidation: The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and its majority-owned investments, if any. Intercompany transactions and accounts are eliminated in consolidation.
Use of Estimates: The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates in these consolidated financial statements include: allowances for doubtful trade receivables, estimates of future cash flows associated with assets, asset impairments, useful lives for depreciation and amortization, loss contingencies, net realizable value of inventories, accruals for trade marketing and merchandising programs, income taxes, and the determination of discount and other rate assumptions for defined benefit pension and other postretirement benefit expenses. Actual results could differ from these estimates.
Revenue Recognition: The Company recognizes revenue, net of estimated returns and allowances, when all of the following criteria have been met: a valid customer order with a determinable price has been received; the product has been shipped and title has transferred to the customer; there is no further significant obligation to assist in the resale of the product; and collectibility is reasonably assured.

Major Customer: Sales to Wal-Mart Stores, Inc. and subsidiaries amounted to approximately 26 percent, 27 percent, and 24 percent of net sales in 2011, 2010, and 2009, respectively. These sales are primarily included in the two U.S. retail segments. No other customer exceeded 10 percent of net sales for any year. Trade receivables at April 30, 2011 and 2010, included amounts due from Wal-Mart Stores, Inc. and subsidiaries of $87,623 and $61,176, respectively.
Shipping and Handling Costs: Shipping and handling costs are included in cost of products sold.
Trade Marketing and Merchandising Programs: In order to support the Company’s products, various promotional activities are conducted through retail trade, distributors, or directly with consumers, including in-store display and product placement programs, feature price discounts, coupons, and other similar activities. The Company regularly reviews and revises, when it deems necessary, estimates of costs to the Company for these promotional programs based on estimates of what will be redeemed by retail trade, distributors, or consumers. These estimates are made using various techniques including historical data on performance of similar promotional programs. Differences between estimated expense and actual performance are recognized as a change in management’s estimate in a subsequent period. As the Company’s total promotional expenditures, including amounts classified as a reduction of net sales, represented approximately 26 percent of net sales in 2011, a possibility exists of materially different reported results if factors such as the level and success of the promotional programs or other conditions differ from expectations.
Advertising Expense: Advertising costs are expensed as incurred. Advertising expense was $115,066, $130,583, and $77,363 in 2011, 2010, and 2009, respectively.
Research and Development Costs: Total research and development costs, including product formulation costs, were $20,981, $20,963, and $14,498 in 2011, 2010, and 2009, respectively.

Share-Based Payments: Share-based compensation expense is recognized over the requisite service period, which includes a one-year performance period plus the defined forfeiture period, which is typically four years of service or the attainment of a defined age and years of service.
The following table summarizes amounts related to share-based payments.

		April 30,
	2011	2010	2009

Share-based compensation expense included in selling, distribution, and administrative expenses	$19,896	$20,687	$14,043
Share-based compensation expense included in merger and integration costs	4,148	5,262	8,062
Share-based compensation expense included in other restructuring costs	290	0	0

Total share-based compensation expense	$24,334	$25,949	$22,105

Related income tax benefit	$8,064	$8,402	$7,261

As of April 30, 2011, total unrecognized share-based compensation cost related to nonvested share-based awards was approximately $33,703. The weighted-average period over which this amount is expected to be recognized is approximately three years.
Corporate income tax benefits realized upon exercise or vesting of an award in excess of that previously recognized in earnings, referred to as excess tax benefits, are presented in the Statements of Consolidated Cash Flows as a financing activity. Realized excess tax benefits are credited to additional capital in the Consolidated Balance Sheets. Realized shortfall tax benefits, amounts which are less than that previously recognized in earnings, are first offset against the cumulative balance of excess tax benefits, if any, and then charged directly to income tax expense. For 2011, 2010, and 2009, the actual tax deductible benefit realized from share-based compensation was $7,310, $3,005, and $2,353, including $6,990, $2,908, and $2,372, respectively, of excess tax benefits realized upon exercise or vesting of share-based compensation, and classified as other-net under financing activities in the Statements of Consolidated Cash Flows.

Income Taxes: The Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the applicable tax rate is recognized in income or expense in the period that the change is effective. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A tax benefit is recognized when it is more likely than not to be sustained.
Cash and Cash Equivalents: The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.
Trade Receivables: In the normal course of business, the Company extends credit to customers. Trade receivables, less allowance for doubtful accounts, reflect the net realizable value of receivables and approximate fair value. The Company evaluates its trade receivables and establishes an allowance for doubtful accounts based on a combination of factors. When aware that a specific customer has been impacted by circumstances such as bankruptcy filings or deterioration in the customer’s operating results or financial position, potentially making it unable to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related receivable to the amount the Company reasonably believes is collectible. The Company also records reserves for bad debt for all other customers based on a variety of factors, including the length of time the receivables are past due, historical collection experience, and an evaluation of current and projected economic conditions at the balance sheet date. Trade receivables are charged off against the allowance after management determines the potential for recovery is remote. At April 30, 2011 and 2010, the allowance for doubtful accounts was $1,882 and $1,521, respectively. The net provision for the allowance for doubtful accounts increased $361 and $1,091 in 2011 and 2009, respectively, and decreased $480 in 2010. The Company believes there is no concentration of risk with any single customer whose failure or nonperformance would materially affect the Company’s results other than as discussed in Major Customer.
Inventories: Inventories are stated at the lower of cost or market. Cost for all inventories is determined using the first-in, first-out method.
The cost of finished products and work-in-process inventory includes materials, direct labor, and overhead. Work-in-process is included in finished products in the Consolidated Balance Sheets and was $77,594 and $49,214 at April 30, 2011 and 2010, respectively.
Derivative Financial Instruments: The Company utilizes derivative instruments such as basis contracts, commodity futures and options contracts, foreign currency forwards and options, and an interest rate swap to manage exposures in commodity prices, foreign currency exchange rates, and interest rates. The Company accounts for these derivative instruments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging. FASB ASC 815 requires that all derivative instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. For derivatives designated as a cash flow hedge that are used to hedge an anticipated transaction, changes in fair value are deferred and recognized in shareholders’ equity as a component of accumulated other comprehensive income (loss) to the extent the hedge is effective and then recognized in the Statements of Consolidated Income in the period during which the hedged transaction affects earnings. Hedge effectiveness is measured at inception and on a monthly basis. Any ineffectiveness associated with the hedge or changes in fair value of derivatives that are nonqualifying are recognized immediately in the Statements of Consolidated Income. The Company’s interest rate swap is designated as a fair value hedge and is used to hedge against changes in the fair value of the underlying long-term debt. The interest rate swap is recognized at fair value on the Consolidated Balance Sheet at April 30, 2011, and changes in the fair value are recognized in the Statement of Consolidated Income for the year ended April 30, 2011. The change in the fair value of the interest rate swap is offset by the change in the fair value of the underlying long-term debt. By policy, the

Company historically has not entered into derivative financial instruments for trading purposes or for speculation. For additional information, see Note M: Derivative Financial Instruments.
Property, Plant, and Equipment: Property, plant, and equipment is recognized at cost and is depreciated on a straight-line basis over the estimated useful life of the asset (3 to 20 years for machinery and equipment, 3 to 7 years for capitalized software costs, and 5 to 40 years for buildings, fixtures, and improvements).
The Company leases certain land, buildings, and equipment for varying periods of time, with renewal options. Rent expense in 2011, 2010, and 2009 totaled $57,572, $55,010, and $36,547, respectively. As of April 30, 2011, the Company’s minimum operating lease obligations are as follows: $26,110 in 2012, $21,887 in 2013, $18,956 in 2014, $14,121 in 2015, and $22,565 in 2016 and beyond.
Impairment of Long-Lived Assets: In accordance with FASB ASC 360, Property, Plant, and Equipment, long-lived assets, except goodwill and indefinite-lived intangible assets, are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows estimated by the Company to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are recognized as held for sale at the lower of carrying value or estimated net realizable value.
Goodwill and Other Intangible Assets: Goodwill is the excess of the purchase price paid over the fair value of the net assets of the business acquired. In accordance with FASB ASC 350, Intangibles — Goodwill and Other, goodwill and other indefinite-lived intangible assets are not amortized but are reviewed at least annually for impairment. The Company conducts its annual test for impairment of goodwill and other indefinite-lived intangible assets as of February 1 of each year. A discounted cash flow valuation technique and a market-based approach are utilized to estimate the fair value of the Company’s reporting units. For annual impairment testing purposes, the Company’s reporting units are its operating segments. The discount rates utilized in the analysis are developed using a weighted-average cost of capital methodology. In addition to the annual test, the Company will test for impairment if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. For additional information, see Note G: Goodwill and Other Intangible Assets.
Marketable Securities and Other Investments: Under the Company’s investment policy, it may invest in debt securities deemed to be investment grade at the time of purchase for general corporate purposes. The Company determines the appropriate categorization of debt securities at the time of purchase and reevaluates such designation at each balance sheet date. The Company has categorized all debt securities as available for sale because it currently has the intent to convert these investments into cash if and when needed. Classification of these available-for-sale marketable securities as current or noncurrent is based on whether the conversion to cash is expected to be necessary for operations in the upcoming year, which is currently consistent with the security’s maturity date.
Securities categorized as available for sale are stated at fair value, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss). The fair value of available-for-sale marketable securities was $18,600 and was included in other current assets at April 30, 2011. Approximately $57,100, $13,519, and $3,013 of proceeds have been realized upon maturity or sale of available-for-sale marketable securities in 2011, 2010, and 2009, respectively. The Company uses specific identification to determine the basis on which securities are sold.
The Company also maintains funds for the payment of benefits associated with nonqualified retirement plans. These funds include investments considered to be available-for-sale marketable securities. At April 30, 2011 and 2010, the fair value of these investments was $41,560 and $34,895, respectively, and was included in other noncurrent assets. Included in accumulated other comprehensive income (loss) at April 30, 2011 and 2010, were unrealized gains of $2,817 and $693, respectively.

Foreign Currency Translation: Assets and liabilities of the Company’s foreign subsidiaries are translated using the exchange rates in effect at the balance sheet date, while income and expenses are translated using average rates. Translation adjustments are reported as a component of shareholders’ equity in accumulated other comprehensive income (loss).
Recently Issued Accounting Standards: In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements, which requires additional disclosures about fair value measurements including transfers in and out of different levels of the fair value hierarchy and a higher level of disaggregation for different types of financial instruments. These disclosure requirements were effective in the current fiscal year for the Company. In addition to these disclosure requirements, ASU 2010-06 requires information about purchases, sales, issuances, and settlements of Level 3 assets to be presented separately. These additional disclosure requirements will be effective May 1, 2011, for the Company.
In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 provides clarification about the application of existing fair value measurement and disclosure requirements and expands certain other disclosure requirements. This ASU will be effective February 1, 2012, for the Company.
Risks and Uncertainties: The raw materials used by the Company in each of its segments are primarily commodities and agricultural-based products. Glass, plastic, steel cans, caps, carton board, and corrugate are the principle packaging materials used by the Company. The fruit and vegetable raw materials used by the Company in the production of its food products are purchased from independent growers and suppliers. Green coffee, peanuts, edible oils, sweeteners, milk, flour, corn, and other ingredients are obtained from various suppliers. The availability, quality, and cost of many of these commodities have fluctuated, and may continue to fluctuate, over time. Green coffee is sourced solely from foreign countries and its supply and price are subject to high volatility due to factors such as weather, global supply and demand, pest damage, and political and economic conditions in the source countries. Raw materials are generally available from numerous sources although the Company has elected to source certain plastic packaging materials from single sources of supply pursuant to long-term contracts. While availability may vary year to year, the Company believes that it will continue to be able to obtain adequate supplies and that alternatives to single-sourced materials are available. The Company has not historically encountered significant shortages of key raw materials. The Company considers its relationships with key material suppliers to be good.
Approximately 32 percent of the Company’s employees, located at 10 facilities, are covered by union contracts. The contracts vary in term depending on the location with three contracts expiring in 2012.
The Company insures its business and assets in each country against insurable risks, to the extent that it deems appropriate, based upon an analysis of the relative risks and costs.
Reclassifications: Certain prior year amounts have been reclassified to conform to current year classifications.
Note B: Subsequent Event — Rowland Coffee Acquisition
On May 16, 2011, the Company completed an acquisition of the coffee brands and business operations of Rowland Coffee Roasters, Inc. (“Rowland Coffee”), a privately-held company headquartered in Miami, Florida, for $360.0 million. The Company utilized cash on hand and borrowed $180.0 million under its revolving credit facility.
Rowland Coffee is a leading producer of espresso coffee in the U.S., generating total net sales in excess of $110.0 million in calendar 2010. The acquisition strengthens and broadens the Company’s leadership in the U.S. retail coffee category by adding the leading Hispanic brands, Café Bustelo and Café Pilon, to the Smucker family of brands.
The purchase price allocation is in the preliminary stages of the valuation process. The purchase price will be allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The Company will determine the estimated fair values based on independent appraisals, discounted cash flow analyses, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the estimated fair value of the net identifiable tangible and intangible assets acquired, such excess will be allocated to goodwill.
Note C: Folgers Merger
On November 6, 2008, the Company merged The Folgers Coffee Company (“Folgers”), previously a subsidiary of The Procter & Gamble Company (“P&G”), with a wholly-owned subsidiary of the Company. Under the terms of the agreement, P&G distributed the Folgers common shares to electing P&G shareholders in a tax-free transaction, which was immediately followed by the conversion of Folgers common stock into Company common shares. As a result of the merger, Folgers became a wholly-owned subsidiary of the Company. In the merger, P&G shareholders received approximately 63.2 million common shares of the Company valued at approximately $3,366.4 million. The aggregate purchase price was approximately $3,735.8 million. The transaction with Folgers, a leading producer of retail packaged coffee products in the U.S., is consistent with the Company’s strategy to own and market number one brands in North America.
The Folgers purchase price was allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the merger. The Company determined the estimated fair values based on independent appraisals, discounted cash flow analyses, quoted market prices, and estimates made by management. The purchase price exceeded the estimated fair value of the net identifiable tangible and intangible assets acquired and the excess was allocated to goodwill.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the transaction date.

Assets acquired:
Current assets	$300,781
Property, plant, and equipment	316,851
Intangible assets	2,515,000
Goodwill	1,643,636
Other noncurrent assets	4,278

Total assets acquired	$4,780,546

Liabilities assumed:
Current liabilities	$85,795
Deferred tax liabilities	955,235
Other noncurrent liabilities	3,750

Total liabilities assumed	$1,044,780

Net assets acquired	$3,735,766

Folgers goodwill of $1,643.6 million was assigned to the U.S. Retail Coffee and International, Foodservice, and Natural Foods segments. Of the total goodwill, $1,634.3 million is not deductible for tax purposes.
The purchase price allocated to the identifiable intangible assets acquired is as follows:

Intangible assets with finite lives:
Customer and contractual relationships (20-year weighted-average useful life)	$1,089,000
Technology (14-year weighted-average useful life)	133,000
Intangible assets with indefinite lives	1,293,000

Total intangible assets	$2,515,000

The results of operations of the Folgers business are included in the Company’s consolidated financial statements from the date of the transaction. Had the transaction occurred on May 1, 2008, unaudited, pro forma consolidated results for the year ended April 30, 2009, would have been as follows:

Year Ended April 30, 2009

Net sales	$4,684,746
Net income	359,979
Net income per common share — assuming dilution	3.04

The unaudited, pro forma consolidated results are based on the Company’s historical financial statements and those of the Folgers business and do not necessarily indicate the results of operations that would have resulted had the merger been completed at the beginning of the applicable period presented. The unaudited, pro forma consolidated results do not give effect to the synergies of the merger and are not indicative of the results of operations in future periods.
Note D: Restructuring
During 2010, the Company announced its plan to restructure certain operations as part of its ongoing efforts to enhance the long-term strength and profitability of its leading brands. The initiative is a long-term investment to optimize production capacity and lower the overall cost structure and includes capital investments for a new state-of-the-art food manufacturing facility in Orrville, Ohio, and consolidation of coffee production in New Orleans, Louisiana. The Company expects to incur restructuring costs of approximately $190.0 million related to this plan.
In 2011, the Company expanded its restructuring plan and committed to an initiative to improve the overall cost structure of its Canadian pickle and condiments operations by transitioning production to third-party manufacturers in the U.S. The Company expects to incur additional restructuring costs of approximately $45.0 million related to this initiative.
The Company expects total restructuring costs of approximately $235.0 million, of which $107.7 million has been incurred through April 30, 2011. The balance of the costs is anticipated to be recognized over the next three fiscal years.
Upon completion, the restructuring will result in a reduction of approximately 850 full-time positions and the closing of six of the Company’s facilities — Memphis, Tennessee; Ste. Marie, Quebec; Sherman, Texas; Kansas City, Missouri; Dunnville, Ontario; and Delhi Township, Ontario. The Sherman facility closed in April 2011.

The following table summarizes the restructuring activity, including the reserves established and the total amount expected to be incurred.

			Site Preparation
	Long-Lived	Employee	and Equipment	Production
	Asset Charges	Separation	Relocation	Start-up	Other Costs	Total

Total expected restructuring charge	$118,000	$60,000	$23,500	$23,000	$10,500	$235,000

Balance at May 1, 2009	$0	$0	$0	$0	$0	$0
Charge to expense	3,870	1,139	407	16	279	5,711
Cash payments	0	(50)	(407)	(16)	(279)	(752)
Noncash utilization	(3,870)	0	0	0	0	(3,870)

Balance at April 30, 2010	$0	$1,089	$0	$0	$0	$1,089
Charge to expense	53,569	36,010	6,192	5,194	992	101,957
Cash payments	0	(18,361)	(6,192)	(5,194)	(992)	(30,739)
Noncash utilization	(53,569)	(8,540)	0	0	0	(62,109)

Balance at April 30, 2011	$0	$10,198	$0	$0	$0	$10,198

Remaining expected restructuring charge	$60,561	$22,851	$16,901	$17,790	$9,229	$127,332

Total restructuring charges of $102.0 million and $5.7 million in 2011 and 2010, respectively, were reported in the Statements of Consolidated Income. Of the total restructuring charges, $54.1 million and $3.9 million were reported in cost of products sold in 2011 and 2010, respectively, while the remaining charges were reported in other restructuring costs. The restructuring costs classified as cost of products sold primarily include long-lived asset charges for accelerated depreciation related to property, plant, and equipment that will be used at the affected production facilities until they are closed or sold.
Expected employee separation costs include severance, retention bonuses, and pension costs. Severance costs and retention bonuses are being recognized over the estimated future service period of the affected employees. The obligation related to employee separation costs is included in other current liabilities in the Consolidated Balance Sheets. For additional information on the impact of the restructuring plan on defined benefit pension and other postretirement benefit plans, see Note H: Pensions and Other Postretirement Benefits.
Other costs include professional fees, costs related to closing the facilities, and miscellaneous expenditures associated with the Company’s restructuring initiative and are expensed as incurred.

The Company incurred total restructuring costs of approximately $10.2 million in 2009, related to a separate restructuring program completed in 2009, consisting primarily of a $9.1 million noncash defined benefit pension settlement charge.
Note E: Reportable Segments
The Company operates in one industry: the manufacturing and marketing of food products. The Company’s reportable segments have been modified to align segment financial results with the responsibilities of segment management, consistent with the executive appointments announced in March 2011. As a result, the Company now presents the following three reportable segments: U.S. Retail Coffee, U.S. Retail Consumer Foods, and International, Foodservice, and Natural Foods. The new U.S. Retail Consumer Foods reportable segment is a combination of the former U.S. Retail Consumer and U.S. Retail Oils and Baking reportable segments, and the Special Markets segment has been renamed International, Foodservice, and Natural Foods. The U.S. Retail Coffee segment represents the domestic sales of Folgers, Dunkin’ Donuts, and Millstone branded coffee to retail customers; the U.S. Retail Consumer Foods segment primarily includes domestic sales of Smucker’s, Crisco, Jif, Pillsbury, Eagle Brand, Hungry Jack, and Martha White branded products; and the International, Foodservice, and Natural Foods segment is comprised of products distributed domestically and in foreign countries through retail channels, foodservice distributors and operators (e.g., restaurants, schools and universities, health care operators), and health and natural foods stores and distributors.
In addition, certain specialty brands which were previously included in the U.S. Retail Consumer Foods segment are included in the International, Foodservice, and Natural Foods segment (“product realignments”). Segment performance for 2011, 2010, and 2009 has been reclassified for these product realignments and the organizational changes described above.

The calculation of segment profit was modified at the beginning of 2011 to include intangible asset amortization and impairment charges related to segment assets, along with certain other items in each of the segments. These items were previously considered corporate expenses and were not allocated to the segments. This change more accurately aligns the segment financial results with the responsibilities of segment management, most notably in the area of intangible assets. Segment profit for 2010 and 2009 has been presented to be consistent with the current methodology.

The following table sets forth reportable segment and geographical information.

	Year Ended April 30,

	2011	2010	2009

Net sales:
U.S. Retail Coffee	$1,930,869	$1,700,458	$855,571
U.S. Retail Consumer Foods	1,953,043	2,004,700	2,072,532
International, Foodservice, and Natural Foods	941,831	900,131	829,830

Total net sales	$4,825,743	$4,605,289	$3,757,933

Segment profit:
U.S. Retail Coffee	$536,133	$484,006	$211,113
U.S. Retail Consumer Foods	406,455	407,721	361,171
International, Foodservice, and Natural Foods	159,580	140,404	110,242

Total segment profit	$1,102,168	$1,032,131	$682,526

Interest income	2,512	2,793	6,993
Interest expense	(69,594)	(65,187)	(62,478)
Share-based compensation expense	(19,896)	(20,687)	(14,043)
Merger and integration costs	(11,194)	(33,692)	(72,666)
Cost of products sold — restructuring	(54,089)	(3,870)	0
Other restructuring costs	(47,868)	(1,841)	(10,229)
Corporate administrative expenses	(184,849)	(181,132)	(133,313)
Other (expense) income — net	(26)	2,238	(725)

Income before income taxes	$717,164	$730,753	$396,065

Net sales:
Domestic	$4,358,091	$4,167,042	$3,353,362
International:
Canada	$409,710	$385,870	$356,300
All other international	57,942	52,377	48,271

Total international	$467,652	$438,247	$404,571

Total net sales	$4,825,743	$4,605,289	$3,757,933

Assets:
Domestic	$7,912,311	$7,591,931	$7,670,192
International:
Canada	$406,576	$376,788	$514,993
All other international	5,698	6,134	6,976

Total international	$412,274	$382,922	$521,969

Total assets	$8,324,585	$7,974,853	$8,192,161

Long-lived assets:
Domestic	$6,502,749	$6,543,440	$6,406,085
International:
Canada	$184,624	$207,517	$386,948
All other international	213	266	237

Total international	$184,837	$207,783	$387,185

Total long-lived assets	$6,687,586	$6,751,223	$6,793,270
d
Segment profit represents revenue less direct and allocable operating expenses.

The following table presents product sales information.

	Year Ended April 30,

	2011	2010	2009

Coffee	44%	40%	25%
Peanut butter	12	12	14
Fruit spreads	8	8	9
Shortening and oils	7	8	11
Baking mixes and frostings	6	6	8
Canned milk	5	5	7
Flour and baking ingredients	5	5	7
Portion control	3	3	4
Juices and beverages	3	3	3
Uncrustables frozen sandwiches	2	3	3
Toppings and syrups	2	2	3
Other	3	5	6

Total product sales	100%	100%	100%

Note F: Earnings per Share
In 2010, the Company adopted the two-class method of computing earnings per share as required by FASB ASC 260, Earnings Per Share. FASB ASC 260 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are to be included in the computation of earnings per share under the two-class method described in FASB ASC 260. The Company’s unvested restricted shares contain rights to receive nonforfeitable dividends and are participating securities. All presented prior period earnings per share data has been adjusted to retrospectively reflect the application of the two-class method. The conversion to the two-class method resulted in a reduction of net income per common share and net income per common share — assuming dilution for the year ended April 30, 2009, of $0.03 and $0.01 per share, respectively.

The following table sets forth the computation of net income per common share and net income per common share - assuming dilution.

	Year Ended April 30,

	2011	2010	2009

Computation of net income per share:
Net income	$479,482	$494,138	$265,953
Net income allocated to participating securities	4,692	4,321	1,944

Net income allocated to common stockholders	$474,790	$489,817	$264,009

Weighted-average common shares outstanding	117,009,362	117,911,160	84,823,849

Net income per common share	$4.06	$4.15	$3.11

Computation of net income per share — assuming dilution:
Net income	$479,482	$494,138	$265,953
Net income allocated to participating securities	4,690	4,318	1,947

Net income allocated to common stockholders	$474,792	$489,820	$264,006

Weighted-average common shares outstanding	117,009,362	117,911,160	84,823,849
Dilutive effect of stock options	110,335	130,011	98,938

Weighted-average common shares outstanding — assuming dilution	117,119,697	118,041,171	84,922,787

Net income per common share — assuming dilution	$4.05	$4.15	$3.11

The following table reconciles the weighted-average common shares used in the basic and diluted earnings per share disclosures to the total weighted-average shares outstanding.

	Year Ended April 30,

	2011	2010	2009

Weighted-average common shares outstanding	117,009,362	117,911,160	84,823,849
Weighted-average participating shares outstanding	1,156,389	1,040,274	624,743

Weighted-average shares outstanding	118,165,751	118,951,434	85,448,592
Dilutive effect of stock options	110,335	130,011	98,938

Weighted-average shares outstanding — assuming dilution	118,276,086	119,081,445	85,547,530

Note G: Goodwill and Other Intangible Assets
A summary of changes in the Company’s goodwill during the years ended April 30, 2011 and 2010, by reportable segment is as follows:

			International,
		U.S. Retail	Foodservice,
	U.S. Retail	Consumer	and Natural
	Coffee	Foods	Foods	Total

Balance at May 1, 2009	$1,629,873	$1,030,523	$130,995	$2,791,391
Acquisitions	5,540	289	265	6,094
Foreign currency translation adjustments	0	3,583	6,662	10,245

Balance at April 30, 2010	$1,635,413	$1,034,395	$137,922	$2,807,730
Foreign currency translation adjustments	(47)	1,772	3,291	5,016

Balance at April 30, 2011	$1,635,366	$1,036,167	$141,213	$2,812,746

The Company’s other intangible assets and related accumulated amortization and impairment charges are as follows:

		April 30, 2011			April 30, 2010

		Accumulated			Accumulated
		Amortization /			Amortization /
	Acquisition	Impairment		Acquisition	Impairment
	Cost	Charges	Net	Cost	Charges	Net

Finite-lived intangible assets subject to amortization:
Customer and contractual relationships	$1,180,000	$168,125	$1,011,875	$1,180,000	$95,722	$1,084,278
Patents and technology	134,970	25,980	108,990	134,970	15,874	119,096
Trademarks	35,153	6,652	28,501	29,222	3,491	25,731

Total intangible assets subject to amortization	$1,350,123	$200,757	$1,149,366	$1,344,192	$115,087	$1,229,105

Indefinite-lived intangible assets not subject to amortization:
Trademarks	$1,799,862	$9,218	$1,790,644	$1,805,793	$8,383	$1,797,410

Total other intangible assets	$3,149,985	$209,975	$2,940,010	$3,149,985	$123,470	$3,026,515

Amortization expense for finite-lived intangible assets was $73,438, $72,417, and $38,094 in 2011, 2010, and 2009, respectively. The weighted-average useful life of the finite-lived intangible assets is 19 years. Based on the amount of intangible assets subject to amortization at April 30, 2011, the estimated amortization expense for each of the succeeding five years is approximately $73,000.
Pursuant to FASB ASC 350, the Company is required to review goodwill and other indefinite-lived intangible assets at least annually for impairment. The annual impairment review was performed as of February 1, 2011. Goodwill impairment is tested at the reporting unit level which is the Company’s operating segments. Impairment of $17,599, $11,658, and $1,491 was recognized related to certain intangible assets in 2011, 2010, and 2009, respectively.
The majority of the impairment recognized in 2011 was recognized in the third quarter when the Company became aware of a significant future reduction in its Europe’s Best frozen vegetable business with a customer in Canada. This was subsequent to declines in net sales and profit margins of the frozen fruit and vegetable business during 2011. The Company determined that these events constituted a potential indicator of impairment of the Europe’s Best indefinite-lived and finite-lived intangible assets recognized in its International, Foodservice, and Natural Foods segment under FASB ASC 350 and FASB ASC 360, respectively.
The Company determined the estimated fair value of the Europe’s Best indefinite-lived trademark based on an analysis of the projected cash flows for the brand, discounted at a rate developed using a risk-adjusted, weighted-average cost of capital methodology. As a result, an impairment charge of $3,621 was recognized in 2011 to reduce this trademark to its estimated fair value. During 2010, an impairment charge of $7,282 was recognized related to the Europe’s Best trademark after the Company became aware of a significant reduction in the frozen fruit business.
The Company determined that the carrying value of the finite-lived customer relationship intangible asset associated with the Europe’s Best business was not recoverable based on the undiscounted projected net cash flows expected to be generated from the asset. The estimated fair value of the customer relationship was then calculated based on a discounted cash flow model which utilized a forecast of future revenues and expenses related to the intangible asset. As a result, an impairment charge of $13,534 was recognized in 2011 to reduce the carrying value of the customer relationship to its estimated fair value. No additional impairment was recognized related to Europe’s Best as a result of the February 1, 2011, impairment test, and no further indicators of potential impairment have been identified subsequent to that date.
Note H: Pensions and Other Postretirement Benefits
The Company has defined benefit pension plans covering certain domestic and Canadian employees. Benefits are based on the employee’s years of service and compensation. The Company’s plans are funded in conformity with the funding requirements of applicable government regulations.
In addition to providing pension benefits, the Company sponsors several unfunded, defined postretirement plans that provide health care and life insurance benefits to certain retired domestic and Canadian employees. These plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features, such as deductibles and coinsurance. Covered employees generally are eligible for these benefits when they reach age 55 and have attained 10 years of credited service.
Upon completion of the restructuring activity discussed in Note D: Restructuring, approximately 850 full-time positions will be reduced. The Company has included the estimated impact of the planned reductions in measuring the U.S. and Canadian benefit obligation of the pension plans and other postretirement plans at April 30, 2011. As a result, the benefit obligation of the pension plans and other postretirement plans increased by approximately $10,500 and $4,200, respectively. Included in the following tables are charges recognized for termination benefits and curtailment as a result of the restructuring plan. In 2012, the Company expects to recognize additional expense of $1,800 related to a reduction in the expected remaining future service lifetime of certain participants in the Canadian plans. These costs are being recognized over the estimated future service period of the affected participants.

The following table summarizes the components of net periodic benefit cost and the change in accumulated other comprehensive income (loss) related to the defined benefit pension and other postretirement plans.

	Defined Benefit Pension Plans			Other Postretirement Benefits

Year Ended April 30,	2011	2010	2009	2011	2010	2009

Service cost	$7,504	$5,755	$5,871	$1,620	$1,525	$1,892
Interest cost	25,491	24,788	26,263	2,775	2,607	2,540
Expected return on plan assets	(26,848)	(22,894)	(29,905)	0	0	0
Amortization of prior service cost (credit)	1,146	1,362	1,295	(489)	(489)	(489)
Amortization of net actuarial loss (gain)	10,294	6,291	1,360	(536)	(1,043)	(730)
Settlement loss	0	0	9,908	0	0	0
Curtailment	4,095	0	0	0	0	0
Termination benefit cost	8,395	0	0	2,413	0	0

Net periodic benefit cost	$30,077	$15,302	$14,792	$5,783	$2,600	$3,213

Other changes in plan assets and benefit liabilities recognized in accumulated other comprehensive income (loss) before income taxes:
Prior service cost arising during the year	$(359)	$(1,334)	$0	$(925)	$0	$0
Net actuarial (loss) gain arising during the year	(13,533)	(13,713)	(74,195)	(7,769)	(3,248)	4,645
Amortization of prior service cost (credit)	1,146	1,362	1,295	(489)	(489)	(489)
Amortization of net actuarial loss (gain)	10,294	6,291	1,360	(536)	(1,043)	(730)
Curtailment	4,095	0	0	0	0	0
Foreign currency translation	(2,032)	(5,932)	2,517	104	173	(231)
Other adjustments	0	(71)	0	0	0	0

Net change for year	$(389)	$(13,397)	$(69,023)	$(9,615)	$(4,607)	$3,195

Weighted-average assumptions used in determining net periodic benefit costs:
U.S. plans:
Discount rate	5.80%	7.40%	6.60%	5.80%	7.40%	6.60%
Expected return on plan assets	7.50	7.75	7.75	0	0	0
Rate of compensation increase	4.15	3.79	3.84	0	0	0
Canadian plans:
Discount rate	5.30%	5.40%	6.10%	5.30%	5.40%	6.10%
Expected return on plan assets	7.08	7.33	7.25	0	0	0
Rate of compensation increase	4.00	4.00	4.00	0	0	0

The Company uses a measurement date of April 30 to determine defined benefit pension plans and other postretirement benefits’ assets and benefit obligations.

The following table sets forth the combined status of the plans as recognized in the Consolidated Balance Sheets.

			Other
	Defined Benefit Pension Plans		Postretirement Benefits

April 30,	2011	2010	2011	2010

Change in benefit obligation:
Benefit obligation at beginning of the year	$450,728	$362,720	$45,592	$38,182
Service cost	7,504	5,755	1,620	1,525
Interest cost	25,491	24,788	2,775	2,607
Amendments	359	1,334	925	0
Actuarial loss	30,276	64,423	7,769	3,248
Participant contributions	498	410	1,077	988
Benefits paid	(30,502)	(25,296)	(3,674)	(2,577)
Foreign currency translation adjustments	8,446	16,594	1,270	1,602
Curtailment	2,151	0	0	0
Termination benefit cost	8,395	0	2,413	0
Other adjustments	0	0	22	17

Benefit obligation at end of the year	$503,346	$450,728	$59,789	$45,592

Change in plan assets:
Fair value of plan assets at beginning of the year	$367,322	$300,482	$0	$0
Actual return on plan assets	45,743	73,604	0	0
Company contributions	16,779	4,436	2,576	1,572
Participant contributions	498	410	1,077	988
Benefits paid	(30,502)	(25,296)	(3,674)	(2,577)
Foreign currency translation adjustments	7,760	13,756	0	0
Other adjustments	0	(70)	21	17

Fair value of plan assets at end of the year	$407,600	$367,322	$0	$0

Funded status of the plans	$(95,746)	$(83,406)	$(59,789)	$(45,592)

Other noncurrent assets	$2,976	$3,562	$0	$0
Defined benefit pensions	(98,722)	(86,968)	0	0
Postretirement benefits other than pensions	0	0	(59,789)	(45,592)

Net benefit liability	$(95,746)	$(83,406)	$(59,789)	$(45,592)

The following table summarizes amounts recognized in accumulated other comprehensive income (loss) in the Consolidated Balance Sheets, before income taxes.

			Other
	Defined Benefit Pension Plans		Postretirement Benefits

April 30,	2011	2010	2011	2010

Net actuarial (loss) gain	$(134,306)	$(131,489)	$6,683	$14,885
Prior service (cost) credit	(4,809)	(7,237)	2,129	3,542

Total recognized in accumulated other comprehensive income (loss)	$(139,115)	$(138,726)	$8,812	$18,427

During 2012, the Company expects to recognize amortization of net actuarial losses and prior service cost of $8,973 and $746, respectively, in net periodic benefit cost.
The following table sets forth the assumptions used in determining the benefit obligations.

	Defined Benefit Pension		Other
	Plans		Postretirement Benefits
April 30,	2011	2010	2011	2010

Weighted-average assumptions used in determining benefit obligation:
U.S. plans:
Discount rate	5.50%	5.80%	5.50%	5.80%
Rate of compensation increase	4.14	4.13	0.00	0.00
Canadian plans:
Discount rate	5.00%	5.30%	5.00%	5.30%
Rate of compensation increase	4.00	4.00	0.00	0.00

For 2012, the assumed health care trend rates are 8.5 percent and 7.0 percent for the U.S. and Canadian plans, respectively. The rate for participants under age 65 is assumed to decrease to 5.0 percent in 2019 and 4.5 percent in 2017 for the U.S. and Canadian plans, respectively. The health care cost trend rate assumption has a significant effect on the amount of the other postretirement benefits obligation and periodic other postretirement benefits cost reported.
A one-percentage point annual change in the assumed health care cost trend rate would have the following effect as of April 30, 2011:

	One-Percentage Point
	Increase	Decrease

Effect on total service and interest cost components	$193	$(138)
Effect on benefit obligation	2,792	(2,455)

The following table sets forth selective information pertaining to the Company’s Canadian pension and other postretirement benefit plans.

	Defined Benefit Pension		Other Postretirement
	Plans		Benefits
Year Ended April 30,	2011	2010	2011	2010

Benefit obligation at end of the year	$123,600	$112,672	$12,898	$11,586
Fair value of plan assets at end of the year	113,814	99,103	0	0

Funded status of the plans	$(9,786)	$(13,569)	$(12,898)	$(11,586)

Service cost	$1,470	$1,112	$34	$62
Interest cost	5,713	5,491	596	632
Expected return on plan assets	(6,912)	(5,988)	0	0
Curtailment	185	0	0	0
Termination benefit cost	933	0	0	0
Company contributions	4,629	1,698	771	665
Participant contributions	498	410	0	0
Benefits paid	(8,595)	(8,238)	(771)	(665)
Actual return on plan assets	10,419	15,649	0	0
Net periodic benefit cost	6,231	2,746	590	694
Amortization of net actuarial loss (gain)	4,836	2,116	(39)	0

The following table sets forth additional information related to the Company’s defined benefit pension plans.

	April 30,
	2011	2010

Accumulated benefit obligation for all pension plans	$468,604	$422,166
Plans with an accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	436,329	290,762
Fair value of plan assets	371,895	225,244
Plans with a projected benefit obligation in excess of plan assets:
Projected benefit obligation	473,555	423,270
Fair value of plan assets	374,741	336,454

The Company employs a total return on investment approach for the defined benefit pension plans’ assets. A mix of equity, fixed-income, and alternative investments is used to maximize the long-term rate of return on assets for the level of risk. In determining the expected long-term rate of return on the defined benefit pension plans’ assets, management considers the historical rates of return, the nature of investments, the asset allocation, and expectations of future investment strategies.

The following table summarizes the fair value of the major asset classes for the U.S. and Canadian defined benefit pension plans and the levels within the fair value hierarchy in which the fair value measurements fall.

	Quoted Prices in	Significant	Significant
	Active Markets	Observable	Unobservable
	for Identical	Inputs	Inputs	Fair Value at	Fair Value at
	Assets (Level 1)	(Level 2)	(Level 3)	April 30, 2011	April 30, 2010

Cash and cash equivalents (A)	$6,006	$0	$0	$6,006	$5,048
Equity securities:
U.S. (B)	82,457	18,930	4,777	106,164	96,405
International (C)	40,189	41,808	0	81,997	72,786
Fixed-income securities:
Bonds (D)	65,126	17,610	0	82,736	86,852
Fixed income (E)	45,515	34,544	0	80,059	63,843
Other types of investments:
Hedge funds (F)	0	0	37,451	37,451	33,163
Private equity funds (G)	0	0	13,187	13,187	9,225

Total financial assets measured at fair value	$239,293	$112,892	$55,415	$407,600	$367,322

(A)	This category includes money market holdings classified as Level 1 and valued at fair value.

(B)	This category is invested primarily in a portfolio of common stocks included in the Russell 1000 Index and traded on active exchanges. The Level 1 assets are valued using quoted market prices. The Level 2 assets are funds that consist of equity securities traded on active exchanges. The Level 3 assets are valued at approximate fair value.

(C)	This category is invested primarily in common stocks and other equity securities traded on active exchanges whose issuers are located outside of the U.S. The fund invests primarily in developed countries, but may also invest in emerging markets. The Level 1 assets are valued using quoted market prices. The Level 2 assets are funds that consist of equity securities traded on active exchanges.

(D)	This category seeks to duplicate the return characteristics of high-quality corporate bonds with a duration range of 10 to 13 years. The Level 1 assets are valued using quoted market prices. The Level 2 assets are funds that consist of bonds traded on active exchanges.

(E)	This category is comprised of a core fixed-income fund that invests at least 80 percent of its assets in investment-grade U.S. corporate and government fixed-income securities, including mortgage-backed securities. The Level 1 assets are valued using quoted market prices. The Level 2 assets are funds that consist of fixed-income securities traded on active exchanges.

(F)	This category is comprised of two hedge funds. The funds are classified as Level 3 assets and valued using significant unobservable inputs including the funds’ own assumptions. One of the funds has a one-year lock up which has expired and quarterly liquidity with 65 days notice. The second fund has a two-year lock up on initial and subsequent purchases expiring on December 31, 2011.

(G)	This category is comprised of private equity funds consisting of primary limited partnership interests in corporate finance and venture capital funds. The funds are classified as Level 3 and valued using significant unobservable inputs including the funds’ own assumptions. The funds are not liquid and distributions began in calendar 2010.

The following table presents a rollforward of activity for Level 3 assets between May 1, 2010 and April 30,2011.

	U.S.		Private
	Equity	Hedge	Equity
	Securities	Funds	Funds	Total

Balance at May 1, 2010	$2,391	$33,163	$9,225	$44,779
Actual return on plan assets still held at reporting date	698	1,988	1,750	4,436
Purchases	1,688	2,300	2,212	6,200

Balance at April 30, 2011	$4,777	$37,451	$13,187	$55,415

The Company’s current investment policy is to have approximately 42 percent of assets invested in equity securities, 39 percent in fixed-income securities, and 19 percent in cash and other investments. Included in equity securities were 317,552 of the Company’s common shares at April 30, 2011 and 2010. The market value of these shares was $23,839 at April 30, 2011. The Company paid dividends of $521 on these shares during 2011.
The Company expects to contribute approximately $20 million to the defined benefit pension plans in 2012. The Company expects to make the following benefit payments for the defined benefit pension and other postretirement benefit plans: $36 million in 2012, $34 million in each of the years 2013 through 2016, and $185 million in 2017 through 2021.
Note I: Savings Plans
ESOP: The Company sponsors an Employee Stock Ownership Plan and Trust (“ESOP”) for certain domestic, nonrepresented employees. The Company has entered into loan agreements with the Trustee of the ESOP for purchases by the ESOP of the Company’s common shares in amounts not to exceed a total of 1,134,120 unallocated common shares of the Company at any one time. These shares are to be allocated to participants over a period of not less than 20 years.
ESOP loans bear interest at one-half percentage point over prime, are secured by the unallocated shares of the plan, and are payable as a condition of allocating shares to participants. Interest expense incurred on ESOP debt was $127, $115, and $261 in 2011, 2010, and 2009, respectively. A contribution to the plan, representing compensation expense, is made annually in the amount sufficient to fund ESOP debt repayment and was $614 in 2009. Due to the payment by the Company of a $5.00 per share one-time special dividend in 2009, no contribution was necessary in 2011 or 2010 to fund ESOP debt repayment. Dividends on unallocated shares are used to reduce expense and were $262, $281, and $1,461 in 2011, 2010, and 2009, respectively. The principal payments received from the ESOP in 2011, 2010, and 2009 were $735, $761, and $649, respectively.
Dividends on allocated shares are credited to participant accounts and are used to purchase additional common shares for participant accounts. Dividends on allocated and unallocated shares are charged to retained income by the Company.
As permitted by FASB ASC 718, Compensation — Retirement Benefits, the Company will continue to recognize future compensation using the cost basis as all shares currently held by the ESOP were acquired prior to 1993. At April 30, 2011, the ESOP held 155,986 unallocated and 856,318 allocated shares. All shares held by the ESOP were considered outstanding in earnings per share calculations for all periods presented.
Defined Contribution Plans: The Company offers employee savings plans for domestic and Canadian employees. The Company’s contributions under these plans are based on a specified percentage of employee contributions. Charges to operations for these plans in 2011, 2010, and 2009 were $16,440, $15,625, and $10,900, respectively.

Note J: Share-Based Payments
The Company provides for equity-based incentives to be awarded to key employees and non-employee directors. Currently, these incentives consist of restricted shares, restricted stock units, deferred shares, deferred stock units, performance units, and stock options. These awards are administered primarily through the 2010 Equity and Incentive Compensation Plan approved by the Company’s shareholders in August 2010. Awards under this plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted stock units (which may also be referred to as deferred stock units), performance shares, performance units, incentive awards, and other share-based awards. Awards under this plan may be granted to the Company’s and its subsidiaries’ non-employee directors, consultants, officers, and other employees. Deferred stock units granted to non-employee directors vest immediately. At April 30, 2011, there were 7,600,347 shares available for future issuance under this plan. As a result of this plan becoming effective in November 2010, no further awards will be made under the previously existing equity compensation plans.
Under the 2010 Equity and Incentive Compensation Plan, the Company has the option to settle share-based awards by issuing common shares from treasury, issuing new Company common shares, or issuing a combination of common shares from treasury and new Company common shares.
Stock Options: The following table is a summary of the Company’s stock option activity and related information.

		Weighted-Average
	Options	Exercise Price

Outstanding at May 1, 2010	711,987	$41.06
Exercised	(515,062)	41.01

Outstanding and exercisable at April 30, 2011	196,925	$41.18

At April 30, 2011, the weighted-average remaining contractual term for stock options outstanding and exercisable was approximately 2.6 years and the aggregate intrinsic value of these stock options was approximately $6,673.
The total intrinsic value of options exercised during 2011, 2010, and 2009 was approximately $13,355, $5,876, and $2,871, respectively.
Other Equity Awards: The following table is a summary of the Company’s restricted shares, deferred shares, deferred stock units, and performance units.

	Restricted/
	Deferred	Weighted-
	Shares and	Average		Weighted-
	Deferred	Grant Date	Performance	Average
	Stock Units	Fair Value	Units	Fair Value

Outstanding at May 1, 2010	1,078,722	$44.74	190,010	$57.37
Granted	303,863	58.32	125,360	77.53
Converted	190,010	57.37	(190,010)	57.37
Vested	(373,522)	47.33	0	0
Forfeited	(41,807)	49.08	0	0

Outstanding at April 30, 2011	1,157,266	$49.39	125,360	$77.53

The total fair value of equity awards other than stock options vesting in 2011, 2010, and 2009 was approximately $17,680, $16,273, and $11,117, respectively. The weighted-average grant date fair value of restricted shares, deferred shares, deferred stock units, and performance units is the average of the high and the low share price on the date of grant. The following table summarizes the weighted-average grant date fair values of the equity awards granted in 2011, 2010, and 2009.

	Restricted/
	Deferred	Weighted-		Weighted-
	Shares and	Average		Average
	Deferred	Grant Date	Performance	Grant Date
Year Ended April 30,	Stock Units	Fair Value	Units	Fair Value

2011	303,863	$58.32	125,360	$77.53
2010	504,580	44.63	190,010	57.37
2009	570,359	42.29	114,440	43.44

The performance units column represents the number of restricted shares received by certain executive officers, subsequent to year end, upon conversion of the performance units earned during the year. Restricted stock generally vests four years from the date of grant or upon the attainment of a defined age and years of service.
Note K: Debt and Financing Arrangements
Long-term debt consists of the following:

	April 30,
	2011	2010

7.94% Series C Senior Notes due September 1, 2010	$0	$10,000
4.78% Senior Notes due June 1, 2014	100,000	100,000
6.12% Senior Notes due November 1, 2015	24,000	24,000
6.63% Senior Notes due November 1, 2018	380,039	376,000
5.55% Senior Notes due April 1, 2022	400,000	400,000
4.50% Senior Notes due June 1, 2025	400,000	0

Total long-term debt	$1,304,039	$910,000
Current portion of long-term debt	0	10,000

Total long-term debt, less current portion	$1,304,039	$900,000

On June 15, 2010, the Company issued $400.0 million of 4.50 percent Senior Notes with a final maturity on June 1, 2025. The Senior Notes have a 12-year average maturity. Proceeds from the Senior Notes issuance were used for general corporate purposes. On September 1, 2010, the Company repaid the $10.0 million of 7.94 percent Series C Senior Notes utilizing cash on hand.
In the fourth quarter of 2011, the Company entered into an interest rate swap on the 6.63 percent Senior Notes due November 1, 2018. The notional amount was $376.0 million, converting the Senior Notes from a fixed to a variable-rate basis until maturity. The interest rate swap was designated as a fair value hedge of the underlying debt obligation. The fair value adjustment of the interest rate swap at April 30, 2011, was $4.0 million and was recorded as an increase in the long-term debt balance. For additional information, see Note M: Derivative Financial Instruments.
All of the Company’s Senior Notes are unsecured and interest is paid semiannually. Scheduled payments are required on the 5.55 percent Senior Notes, the first of which is $50.0 million on April 1, 2013, and on the 4.50 percent Senior Notes, the first of which is $100.0 million on June 1, 2020.
Interest paid totaled $62,075, $76,461, and $52,918 in 2011, 2010, and 2009, respectively. This differs from interest expense due to the timing of payments, amortization of the fair value adjustment on the 6.60 percent Senior Notes prior to maturity, amortization of debt issuance costs, and interest capitalized.
On January 31, 2011, the Company’s $180.0 million revolving credit facility matured and the Company entered into an amended and restated credit agreement with a group of six banks. The credit facility, which amends and restates in its entirety the $400.0 million credit agreement dated as of October 29, 2009, provides for an unsecured revolving credit line of $600.0 million and matures January 31, 2016. The Company’s borrowings under the credit facility will bear interest based on prevailing U.S. Prime Rate, Canadian Base Rate, London Interbank Offered Rate, or Canadian Dealer Offered Rate, as determined by the Company. Interest is payable either on a quarterly basis or at the end of the borrowing term. At April 30, 2011, the Company did not have a balance outstanding under the revolving credit facility. Subsequent to year end, the Company borrowed $240.0 million under its revolving credit facility for general corporate purposes, including the Rowland Coffee acquisition. For additional information, see Note B: Subsequent Event — Rowland Coffee Acquisition. At April 30, 2011, the Company had standby letters of credit of approximately $7.1 million outstanding.

The Company’s debt instruments contain certain financial covenant restrictions including consolidated net worth, leverage ratios, and an interest coverage ratio. The Company is in compliance with all covenants.
Note L: Contingencies
The Company, like other food manufacturers, is from time to time subject to various administrative, regulatory, and other legal proceedings arising in the ordinary course of business. The Company is a defendant in a variety of legal proceedings. The Company cannot predict with certainty the results of these proceedings or reasonably determine a range of potential loss. The Company’s policy is to accrue costs for contingent liabilities when such liabilities are probable and amounts can be reasonably estimated. Based on the information known to date, the Company does not believe the final outcome of these proceedings will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.
Note M: Derivative Financial Instruments
The Company is exposed to market risks, such as changes in commodity prices, foreign currency exchange rates, and interest rates. To manage the volatility relating to these exposures, the Company enters into various derivative transactions. By policy, the Company historically has not entered into derivative financial instruments for trading purposes or for speculation.
Commodity Price Management: The Company enters into commodity futures and options contracts to manage the price volatility and reduce the variability of future cash flows related to anticipated inventory purchases of green coffee, edible oils, flour, milk, corn, and corn sweetener. The Company also enters into commodity futures and options contracts to manage price risk for energy input costs, including natural gas and diesel fuel. The derivative instruments generally have maturities of less than one year.

Certain of the derivative instruments associated with the Company’s U.S. Retail Coffee and U.S. Retail Consumer Foods segments meet the hedge criteria according to FASB ASC 815 and are accounted for as cash flow hedges. The mark-to-market gains or losses on qualifying hedges are deferred and included as a component of accumulated other comprehensive income (loss) to the extent effective, and reclassified to cost of products sold in the period during which the hedged transaction affects earnings. Cash flows related to qualifying hedges are classified consistently with the cash flows from the hedged item in the Statements of Consolidated Cash Flows. In order to qualify as a hedge of commodity price risk, it must be demonstrated that the changes in the fair value of the commodity’s futures contracts are highly effective in hedging price risks associated with the commodity purchased. Hedge effectiveness is measured at inception and on a monthly basis.
The mark-to-market gains or losses on nonqualifying and ineffective portions of hedges are recognized in cost of products sold immediately.
Foreign Currency Exchange Rate Hedging: The Company utilizes foreign currency forwards and options contracts to manage the effect of foreign currency exchange fluctuations on future cash payments primarily related to purchases of certain raw materials, finished goods, and fixed assets. The contracts generally have maturities of less than one year. At the inception of the contract, the derivative is evaluated and documented for hedge accounting treatment. Instruments currently used to manage foreign currency exchange exposures do not meet the requirements for hedge accounting treatment and the change in value of these instruments is immediately recognized in cost of products sold. If the contract qualifies for hedge accounting treatment, to the extent the hedge is deemed effective, the associated mark-to-market gains and losses are deferred and included as a component of accumulated other comprehensive income (loss). These gains or losses are reclassified to earnings in the period the contract is executed. The ineffective portion of these contracts is immediately recognized in earnings.
Interest Rate Hedging: The Company utilizes derivative instruments to manage changes in the fair value of its debt. Interest rate swaps mitigate the risk associated with the underlying hedged item. At the inception of the contract, the instrument is evaluated and documented for hedge accounting treatment. The Company’s interest rate swap met the criteria to be designated as a fair value hedge. The Company receives a fixed rate and pays variable rates, hedging the underlying debt and the associated changes in the fair value of the debt. The interest rate swap is recognized at fair value in the Consolidated Balance Sheet at April 30, 2011, and changes in the fair value are recognized in interest expense. Gains and losses recognized in interest expense on the instrument have no net impact to earnings as the change in the fair value of the derivative is equal to the change in fair value of the underlying debt.
The following table sets forth the fair value of derivative instruments as recognized in the Consolidated Balance Sheets at April 30, 2011 and 2010.

	April 30, 2011			April 30, 2010
	Other	Other	Other	Other	Other
	Current	Current	Noncurrent	Current	Current
	Assets	Liabilities	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$3,408	$0	$0	$1,874	$9
Interest rate contract	5,423	0	1,384	0	0

Total derivatives designated as hedging instruments	$8,831	$0	$1,384	$1,874	$9

Derivatives not designated as hedging instruments:
Commodity contracts	$9,887	$5,432	$0	$2,414	$599
Foreign currency exchange contracts	317	3,204	0	0	830

Total derivatives not designated as hedging instruments	$10,204	$8,636	$0	$2,414	$1,429

Total derivative instruments	$19,035	$8,636	$1,384	$4,288	$1,438

The Company has elected to not offset fair value amounts recognized for commodity derivative instruments and its cash margin accounts executed with the same counterparty. The Company maintained cash margin accounts of $12,292 and $5,714 at April 30, 2011 and 2010, respectively, that are included in other current assets in the Consolidated Balance Sheets.
The following table presents information on gains recognized on derivatives designated as cash flow hedges, all of which hedge commodity price risk.

	Year Ended April 30,
	2011	2010

Gains recognized in other comprehensive income (effective portion)	$21,082	$6,029
Gains reclassified from accumulated other comprehensive income (loss) to cost of products sold (effective portion)	14,780	5,395

Change in accumulated other comprehensive income (loss)	$6,302	$634

Gains recognized in cost of products sold (ineffective portion)	$611	$200

Included as a component of accumulated other comprehensive income (loss) at April 30, 2011 and 2010, were deferred pre-tax gains of $9,430 and $3,128, respectively. The related tax impact recognized in accumulated other comprehensive income (loss) was $3,430 and $1,134 at April 30, 2011 and 2010, respectively. The entire amount of the deferred gain included in accumulated other comprehensive income (loss) at April 30, 2011, is expected to be recognized in earnings within one year as the related inventory is sold.
The following table presents the realized and unrealized losses recognized in cost of products sold on derivatives not designated as qualified hedging instruments.

	Year Ended April 30,
	2011	2010

Losses on commodity contracts	$3,994	$2,384
Losses on foreign currency exchange contracts	3,290	7,234

Losses recognized in cost of products sold (derivatives not designated as hedging instruments)	$7,284	$9,618

The following table presents the gross contract notional value of outstanding derivative contracts at April 30, 2011 and 2010.

	April 30,
	2011	2010

Commodity contracts	$869,107	$323,351
Foreign currency exchange contracts	73,158	45,295
Interest rate contract	376,000	0

Note N: Other Financial Instruments and Fair Value Measurements
Financial instruments, other than derivatives, that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade receivables. With respect to trade receivables, the Company believes there is no concentration of risk with any single customer whose failure or nonperformance would materially affect the Company’s results other than as discussed in Major Customer of Note A: Accounting Policies. The Company does not require collateral from its customers. The fair value of the Company’s financial instruments, other than its long-term debt, approximates their carrying amounts.

The following table provides information on the carrying amount and fair value of the Company’s financial instruments.

	April 30, 2011		April 30, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Marketable securities	$18,600	$18,600	$0	$0
Other investments	41,560	41,560	34,895	34,895
Derivative financial instruments, net	9,015	9,015	2,850	2,850
Long-term debt	1,304,039	1,648,614	910,000	1,172,467

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions.
The following table summarizes the fair values and the levels within the fair value hierarchy in which the fair value measurements fall for the Company’s financial assets (liabilities).

	Quoted Prices in	Significant	Significant
	Active Markets	Observable	Unobservable
	for Identical	Inputs	Inputs	Fair Value at	Fair Value at
	Assets (Level 1)	(Level 2)	(Level 3)	April 30, 2011	April 30, 2010

Marketable securities: (A)
Mortgage-backed securities	$0	$18,600	$0	$18,600	$0
Other investments: (B)
Equity mutual funds	14,011	0	0	14,011	11,626
Municipal obligations	0	20,042	0	20,042	16,753
Other investments	464	7,043	0	7,507	6,516
Derivatives: (C)
Commodity contracts, net	7,863	0	0	7,863	3,680
Foreign currency exchange contracts, net	(2,887)	0	0	(2,887)	(830)
Interest rate contract, net	0	4,039	0	4,039	0

Total financial assets measured at fair value	$19,451	$49,724	$0	$69,175	$37,745

(A)	The Company’s marketable securities, consisting entirely of mortgage-backed securities, are broker-priced and valued by a third party using an evaluated pricing methodology. An evaluated pricing methodology is a valuation technique which uses inputs that are derived principally from or corroborated by observable market data. For additional information, see Marketable Securities and Other Investments of Note A: Accounting Policies.

(B)	The Company’s other investments consist of funds maintained for the payment of benefits associated with nonqualified retirement plans. The funds include equity securities listed in active markets and municipal bonds valued by a third party using an evaluated pricing methodology. For additional information, see Marketable Securities and Other Investments of Note A: Accounting Policies.

(C)	The Company’s commodity contract and foreign currency exchange contract derivatives are valued using quoted market prices. The Company’s interest rate contract derivative is valued using the income approach, observable Level 2 market expectations at the measurement date, and standard valuation techniques to convert future amounts to a single discounted present value. Level 2 inputs for the interest rate contract are limited to quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability. For additional information, see Note M: Derivative Financial Instruments.
The following tables present the Company’s nonfinancial assets adjusted to fair value during the years ended April 30, 2011 and 2010, respectively.

	Carrying			Carrying
	Amount at	Fair Value	Other	Amount at
	May 1, 2010	Adjustment	Adjustments	April 30, 2011

Indefinite-lived trademarks (D)	$11,896	$(4,065)	$510	$8,341
Finite-lived customer relationship (D)	18,964	(13,534)	(222)	5,208

Total nonfinancial assets adjusted to fair value	$30,860	$(17,599)	$288	$13,549

	Carrying			Carrying
	Amount at	Fair Value	Other	Amount at
	May 1, 2009	Adjustment	Adjustments	April 30, 2010

Indefinite-lived trademarks (D)	$21,370	$(9,133)	$2,315	$14,552
Finite-lived trademarks (D)	3,012	(2,525)	(487)	0

Total nonfinancial assets adjusted to fair value	$24,382	$(11,658)	$1,828	$14,552

(D)	The Company utilized Level 3 inputs to estimate the fair value of the nonfinancial assets. For additional information, see Note G: Goodwill and Other Intangible Assets.

During 2011 and 2010, the Company recognized fair value adjustments related to the impairment of certain indefinite-lived and finite-lived intangible assets. Other adjustments related to foreign currency exchange and amortization were recognized during the years ended April 30, 2011 and 2010.
Note O: Income Taxes
Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	April 30,
	2011	2010

Deferred tax liabilities:
Intangible assets	$1,025,301	$1,042,375
Property, plant, and equipment	111,537	121,950
Other	10,016	22,042

Total deferred tax liability	$1,146,854	$1,186,367

Deferred tax assets:
Post-employment and other employee benefits	$84,723	$69,887
Tax credit and loss carryforwards	4,583	5,049
Intangible assets	3,279	3,984
Other	27,668	21,247

Total deferred tax assets	$120,253	$100,167
Valuation allowance for deferred tax assets	(3,324)	(3,470)

Total deferred tax assets, less allowance	$116,929	$96,697

Net deferred tax liability	$1,029,925	$1,089,670

The following table summarizes domestic and foreign loss and credit carryforwards at April 30, 2011.

	Related Tax	Deferred	Valuation
	Deduction	Tax Asset	Allowance	Expiration Date

Tax carryforwards:
State loss carryforwards	$68,869	$3,407	$3,187	2012 to 2030
State tax credit carryforwards	0	1,160	0	2018
Foreign jurisdictional tax credit carryforwards	0	16	0	2014

Total tax carryforwards	$68,869	$4,583	$3,187

The Company evaluates the realizability of deferred tax assets for each of the jurisdictions in which it operates. Included in the overall valuation allowance is $137 for other deferred tax assets where it is more likely than not those assets will not be realized. The valuation allowance decreased by $146, $5,556, and $864 in 2011, 2010, and 2009, respectively, primarily due to the expiration of loss carryforwards that had full valuation allowances.
Deferred income taxes have not been provided on approximately $194,058 of undistributed earnings of foreign subsidiaries since these amounts are considered to be permanently reinvested. Any additional taxes payable on the earnings of foreign subsidiaries, if remitted, would be partially offset by domestic tax deductions for foreign taxes paid. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.
Income (loss) before income taxes is as follows:

	Year Ended April 30,
	2011	2010	2009

Domestic	$729,654	$712,226	$378,293
Foreign	(12,490)	18,527	17,772

Income before income taxes	$717,164	$730,753	$396,065

The components of the provision for income taxes are as follows:

	Year Ended April 30,
	2011	2010	2009

Current:
Federal	$271,361	$256,444	$97,182
Foreign	4,554	6,584	1,688
State and local	21,568	12,907	5,717
Deferred:
Federal	(51,011)	(21,362)	27,158
Foreign	(7,338)	(4,386)	(831)
State and local	(1,452)	(13,572)	(802)

Total income tax expense	$237,682	$236,615	$130,112

A reconciliation of the statutory federal income tax rate and the effective income tax rate is as follows:

	Year Ended April 30,
Percent of Pretax Income	2011	2010	2009

Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal income tax benefit	2.2	1.2	0.6
Domestic manufacturing deduction	(3.8)	(1.9)	(1.5)
Other items — net	(0.3)	(1.9)	(1.2)

Effective income tax rate	33.1%	32.4%	32.9%

Income taxes paid	$365,994	$212,981	$69,107

The Company accounts for the financial statement recognition and measurement criteria of a tax position taken or expected to be taken in a tax return under FASB ASC 740, Income Taxes. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
In accordance with the requirements of FASB ASC 740, unrecognized tax benefits have been classified in the Consolidated Balance Sheets as long term, except to the extent payment is expected within one year. The Company recognizes net interest and penalties related to unrecognized tax benefits in income tax expense.
The Company files income tax returns in the U.S. and various state, local, and foreign jurisdictions. The Company is no longer subject to examination of U.S. federal income taxes for years prior to 2008 and, with limited exceptions, the Company is no longer subject to examination of state, local, or foreign income taxes for years prior to 2007. The Company is a voluntary participant in the Compliance Assurance Process (“CAP”) offered by the Internal Revenue Service (“IRS”). Through the contemporaneous exchange of information with the IRS, this program is designed to identify and resolve tax positions with the IRS prior to the filing of a tax return, which allows the Company to remain current with its IRS examinations. The Company is currently under a CAP examination for the tax year ending April 30, 2011. During 2011, the Company reached an agreement with the IRS on proposed adjustments resulting from an examination of its federal income tax returns for the years ended April 30, 2008, June 30, 2009, and April 30, 2010. In May 2009, the Company reached an agreement with the IRS on proposed adjustments resulting from an examination of its federal income tax returns for years ended in 2007 and 2006. The agreements did not have a material effect on the Company’s effective tax rate or financial position.
Within the next 12 months, it is reasonably possible that the Company could decrease its unrecognized tax benefits by an estimated $1,874, primarily as a result of the expiration of statute of limitations periods.
The Company’s unrecognized tax benefits as of April 30, 2011 and 2010, were $20,261 and $15,322, respectively. Of the unrecognized tax benefits, $13,939 and $11,321 would affect the effective tax rate, if recognized, as of April 30, 2011 and 2010, respectively. The Company’s accrual for tax-related net interest and penalties totaled $1,792 and $2,289 as of April 30, 2011 and 2010, respectively. The amount of tax-related net interest and penalties credited to earnings totaled $497, $594, and $1,982 during 2011, 2010, and 2009, respectively.

A reconciliation of the Company’s unrecognized tax benefits is as follows:

	2011	2010

Balance at May 1,	$15,322	$13,794
Increases:
Current year tax positions	5,237	3,977
Prior year tax positions	4,106	2,353
Foreign currency translation	0	686
Decreases:
Prior year tax positions	271	0
Settlement with tax authorities	31	0
Expiration of statute of limitations periods	3,985	5,488
Foreign currency translation	117	0

Balance at April 30,	$20,261	$15,322

Note P: Accumulated Other Comprehensive Income (Loss)
Comprehensive income is included in the Statements of Consolidated Shareholders’ Equity. The components of accumulated other comprehensive income (loss) as shown in the Consolidated Balance Sheets are as follows:

	Foreign	Pension	Unrealized	Unrealized	Accumulated
	Currency	and Other	Gain (Loss) on	Gain on Cash	Other
	Translation	Postretirement	Available-for-	Flow Hedging	Comprehensive
	Adjustment	Liabilities	Sale Securities	Derivatives	Income (Loss)

Balance at May 1, 2008	$58,086	$(24,214)	$589	$8,151	$42,612
Reclassification adjustments	0	0	0	(12,885)	(12,885)
Current period (charge) credit	(47,024)	(65,828)	(4,384)	2,494	(114,742)
Income tax benefit	0	22,349	1,586	3,810	27,745

Balance at April 30, 2009	$11,062	$(67,693)	$(2,209)	$1,570	$(57,270)
Reclassification adjustments	0	0	0	(2,494)	(2,494)
Current period credit (charge)	45,926	(18,004)	4,162	3,128	35,212
Income tax benefit (expense)	0	5,691	(1,510)	(210)	3,971

Balance at April 30, 2010	$56,988	$(80,006)	$443	$1,994	$(20,581)
Reclassification adjustments	0	0	0	(3,128)	(3,128)
Current period credit (charge)	24,773	(10,004)	2,124	9,430	26,323
Income tax benefit (expense)	0	4,076	(765)	(2,296)	1,015

Balance at April 30, 2011	$81,761	$(85,934)	$1,802	$6,000	$3,629

Income tax benefit (expense) is determined using the applicable deferred tax rate for each component of accumulated other comprehensive income (loss).
Note Q: Common Shares
Voting: The Company’s Amended Articles of Incorporation (“Articles”) provide that each holder of an outstanding common share is entitled to one vote on each matter submitted to a vote of the shareholders except for the following specific matters:
•	any matter that relates to or would result in the dissolution or liquidation of the Company;

•	the adoption of any amendment of the Articles or the Regulations of the Company, or the adoption of amended Articles, other than the adoption of any amendment or amended Articles that increases the number of votes to which holders of common shares are entitled or expands the matters to which time-phase voting applies;

•	any proposal or other action to be taken by the shareholders of the Company, relating to the Company’s Rights Agreement, dated as of May 20, 2009, between the Company and Computershare Trust Company, N.A. or any successor plan;

•	any matter relating to any stock option plan, stock purchase plan, executive compensation plan, executive benefit plan, or other similar plan, arrangement, or agreement;

•	adoption of any agreement or plan of or for the merger, consolidation, or majority share acquisition of the Company or any of its subsidiaries with or into any other person, whether domestic or foreign, corporate or noncorporate, or the authorization of the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of the Company’s assets;

•	any matter submitted to the Company’s shareholders pursuant to Article Fifth (which relates to procedures applicable to certain business combinations) or Article Seventh (which relates to procedures applicable to certain proposed acquisitions of specified percentages of the Company’s outstanding common shares) of the Articles, as they may be further amended, or any issuance of common shares of the Company for which shareholder approval is required by applicable stock exchange rules; and

•	any matter relating to the issuance of common shares, or the repurchase of common shares that the Board determines is required or appropriate to be submitted to the Company’s shareholders under the Ohio Revised Code or applicable stock exchange rules.

On the matters listed above, common shares are entitled to 10 votes per share, if they meet the requirements set forth in the Articles. Common shares which would be entitled to 10 votes per share must meet one of the following criteria:
•	common shares beneficially owned as of November 6, 2008, and for which there has not been a change in beneficial ownership after November 6, 2008; or

•	common shares received through the Company’s various equity plans which have not been sold or otherwise transferred since November 6, 2008.
In the event of a change in beneficial ownership, the new owner of that common share will be entitled to only one vote with respect to that share on all matters until four years pass without a further change in beneficial ownership of the share.
Shareholders’ Rights Plan: Pursuant to a Shareholders’ Rights Plan adopted by the Company’s Board of Directors on May 20, 2009, one share purchase right is associated with each of the Company’s outstanding common shares.
Under the plan, the rights will initially trade together with the Company’s common shares and will not be exercisable. In the absence of further action by the directors, the rights generally will become exercisable and allow the holder to acquire the Company’s common shares at a discounted price if a person or group acquires 10 percent or more of the outstanding common shares. Rights held by persons who exceed the applicable threshold will be void. Shares held by members of the Smucker family are not subject to the threshold. If exercisable, each right entitles the shareholder to buy one common share at a discounted price. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.
The plan also includes an exchange option. In general, if the rights become exercisable, the directors may, at their option, effect an exchange of part or all of the rights, other than rights that have become void, for common shares. Under this option, the Company would issue one common share for each right, in each case subject to adjustment in certain circumstances.

The Company’s directors may, at their option, redeem all rights for $0.001 per right, generally at any time prior to the rights becoming exercisable. The rights will expire June 3, 2019, unless earlier redeemed, exchanged, or amended by the directors.
Note R: Guarantor and Non-Guarantor Financial Information
The Company anticipates filing a registration statement on Form S-3 which, when such registration statement becomes effective, will register certain securities described therein, including debt securities which may be guaranteed by certain of the Company’s subsidiaries. The Company may sell debt securities pursuant to the registration statement and, if so, it is expected that such securities would be fully and unconditionally guaranteed, on a joint and several basis, by the following 100% directly or indirectly owned subsidiaries of the Company: J.M. Smucker LLC and The Folgers Coffee Company (the “subsidiary guarantors”). Therefore, the Company is providing the following condensed consolidating financial information for the Company, the subsidiary guarantors, and the non-guarantor subsidiaries. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions, including transactions with the Company’s wholly-owned subsidiary guarantors and non-guarantor subsidiaries. The Company has accounted for investments in subsidiaries under the equity method.
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
Year Ended April 30, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$3,880,940	$2,805,614	$3,759,833	$(5,620,644)	$4,825,743
Cost of products sold	3,196,825	2,546,492	2,884,851	(5,600,942)	3,027,226

Gross Profit	684,115	259,122	874,982	(19,702)	1,798,517
Selling, distribution, and administrative expenses, restructuring, and merger and integration costs	216,731	79,263	626,182	0	922,176
Amortization and impairment charges	5,188	64,675	21,580	0	91,443
Other operating (income) expense — net	(665)	(2,599)	3,890	0	626

Operating Income	462,861	117,783	223,330	(19,702)	784,272
Interest (expense) income — net	(67,687)	3,400	(2,795)	0	(67,082)
Other (expense) income — net	(1,338)	1,735	(423)	0	(26)
Equity in net earnings of subsidiaries	203,115	83,879	67,256	(354,250)	0

Income Before Income Taxes	596,951	206,797	287,368	(373,952)	717,164
Income taxes	117,469	21,838	98,375	0	237,682

Net Income	$479,482	$184,959	$188,993	$(373,952)	$479,482

Year Ended April 30, 2010

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$3,675,770	$2,899,461	$3,723,605	$(5,693,547)	$4,605,289
Cost of products sold	3,259,807	2,383,363	2,858,293	(5,682,864)	2,818,599

Gross Profit	415,963	516,098	865,312	(10,683)	1,786,690
Selling, distribution, and administrative expenses, restructuring, and merger and integration costs	193,036	107,407	613,311	0	913,754
Amortization and impairment charges	10,200	65,681	9,434	0	85,315
Other operating (income) expense — net	(22,546)	7,083	12,175	0	(3,288)

Operating Income	235,273	335,927	230,392	(10,683)	790,909
Interest (expense) income — net	(53,264)	12,429	(21,559)	0	(62,394)
Other income (expense) — net	151	17,609	(15,522)	0	2,238
Equity in net earnings of subsidiaries	393,208	61,459	35,223	(489,890)	0

Income Before Income Taxes	575,368	427,424	228,534	(500,573)	730,753
Income taxes	81,230	77,280	78,105	0	236,615

Net Income	$494,138	$350,144	$150,429	$(500,573)	$494,138

Year Ended April 30, 2009

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net sales	$2,468,942	$1,708,868	$2,816,321	$(3,236,198)	$3,757,933
Cost of products sold	2,080,012	1,552,147	2,120,199	(3,245,854)	2,506,504

Gross Profit	388,930	156,721	696,122	9,656	1,251,429
Selling, distribution, and administrative expenses, restructuring, and merger and integration costs	150,559	100,249	505,652	0	756,460
Amortization and impairment charges	3,891	33,417	3,006	0	40,314
Other operating expense (income) — net	1,296	2,328	(1,244)	0	2,380

Operating Income	233,184	20,727	188,708	9,656	452,275
Interest (expense) income — net	(39,865)	(12,435)	(3,185)	0	(55,485)
Other income (expense) — net	550	900	(2,175)	0	(725)
Equity in net earnings of subsidiaries	133,053	101,361	0	(234,414)	0

Income Before Income Taxes	326,922	110,553	183,348	(224,758)	396,065
Income taxes	60,969	1,481	67,662	0	130,112

Net Income	$265,953	$109,072	$115,686	$(224,758)	$265,953

CONDENSED CONSOLIDATED BALANCE SHEETS
April 30, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$206,845	$0	$113,000	$0	$319,845
Inventories	0	182,531	700,750	(19,702)	863,579
Other current assets	364,377	8,190	81,008	0	453,575

Total Current Assets	571,222	190,721	894,758	(19,702)	1,636,999
PROPERTY, PLANT, AND EQUIPMENT, NET	193,321	305,519	369,042	0	867,882
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY	4,872,622	802,936	1,209,603	(6,885,161)	0
OTHER NONCURRENT ASSETS
Goodwill	981,606	0	1,831,140	0	2,812,746
Other intangible assets, net	440,174	3,116	2,496,720	0	2,940,010
Other noncurrent assets	50,012	15,106	1,830	0	66,948

Total Other Noncurrent Assets	1,471,792	18,222	4,329,690	0	5,819,704

	$7,108,957	$1,317,398	$6,803,093	$(6,904,863)	$8,324,585

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	$234,262	$81,239	$167,175	$0	$482,676
NONCURRENT LIABILITIES
Long-term debt	1,304,039	0	0	0	1,304,039
Deferred income taxes	115,985	0	926,838	0	1,042,823
Other noncurrent liabilities	162,308	16,447	23,929	0	202,684

Total Noncurrent Liabilities	1,582,332	16,447	950,767	0	2,549,546
SHAREHOLDERS’ EQUITY	5,292,363	1,219,712	5,685,151	(6,904,863)	5,292,363

	$7,108,957	$1,317,398	$6,803,093	$(6,904,863)	$8,324,585

April 30, 2010

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$217,730	$0	$65,840	$0	$283,570
Inventories	0	167,988	486,629	322	654,939
Other current assets	211,452	18,159	55,510	0	285,121

Total Current Assets	429,182	186,147	607,979	322	1,223,630
PROPERTY, PLANT, AND EQUIPMENT, NET	150,008	290,285	418,020	0	858,313
INVESTMENTS IN SUBSIDIARIES AND INTERCOMPANY	4,693,160	(2,188,002)	155,519	(2,660,677)	0
OTHER NONCURRENT ASSETS
Goodwill	981,612	1,644,076	182,042	0	2,807,730
Other intangible assets, net	441,599	2,408,724	176,192	0	3,026,515
Other noncurrent assets	41,519	13,853	3,293	0	58,665

Total Other Noncurrent Assets	1,464,730	4,066,653	361,527	0	5,892,910

	$6,737,080	$2,355,083	$1,543,045	$(2,660,355)	$7,974,853

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	$277,556	$74,897	$126,444	$0	$478,897
NONCURRENT LIABILITIES
Long-term debt	900,000	0	0	0	900,000
Deferred income taxes	106,722	912,549	82,235	0	1,101,506
Other noncurrent liabilities	126,482	16,293	25,355	0	168,130

Total Noncurrent Liabilities	1,133,204	928,842	107,590	0	2,169,636
SHAREHOLDERS’ EQUITY	5,326,320	1,351,344	1,309,011	(2,660,355)	5,326,320

	$6,737,080	$2,355,083	$1,543,045	$(2,660,355)	$7,974,853

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
Year Ended April 30, 2011

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net Cash Provided by Operating Activities	$212,428	$92,965	$86,169	$0	$391,562

INVESTING ACTIVITIES
Additions to property, plant, and equipment	(59,072)	(53,416)	(67,592)	0	(180,080)
Purchases of marketable securities	(75,637)	0	0	0	(75,637)
Sale and maturities of marketable securities	57,100	0	0	0	57,100
Proceeds from disposal of property, plant, and equipment	1,081	305	4,444	0	5,830
Other — net	(43)	37	(120)	0	(126)

Net Cash Used for Investing Activities	(76,571)	(53,074)	(63,268)	0	(192,913)

FINANCING ACTIVITIES
Repayments of long-term debt	(10,000)	0	0	0	(10,000)
Proceeds from long-term debt	400,000	0	0	0	400,000
Quarterly dividends paid	(194,024)	0	0	0	(194,024)
Purchase of treasury shares	(389,135)	0	0	0	(389,135)
Proceeds from stock option exercises	14,525	0	0	0	14,525
Intercompany	24,152	(39,891)	15,739	0	0
Other — net	7,740	0	475	0	8,215

Net Cash (Used for) Provided by Financing Activities	(146,742)	(39,891)	16,214	0	(170,419)
Effect of exchange rate changes on cash	0	0	8,045	0	8,045

Net (decrease) increase in cash and cash equivalents	(10,885)	0	47,160	0	36,275
Cash and cash equivalents at beginning of year	217,730	0	65,840	0	283,570

Cash and Cash Equivalents at End of Year	$206,845	$0	$113,000	$0	$319,845

Year Ended April 30, 2010

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net Cash Provided by (Used for) Operating Activities	$499,197	$218,064	$(3,783)	$0	$713,478

INVESTING ACTIVITIES
Additions to property, plant, and equipment	(41,148)	(62,324)	(33,511)	0	(136,983)
Proceeds from sale of businesses	19,554	0	0	0	19,554
Sale and maturities of marketable securities	13,519	0	0	0	13,519
Proceeds from disposal of property, plant, and equipment	0	185	20	0	205
Other — net	(706)	0	(32)	0	(738)

Net Cash Used for Investing Activities	(8,781)	(62,139)	(33,523)	0	(104,443)

FINANCING ACTIVITIES
Repayment of bank note payable	0	(350,000)	0	0	(350,000)
Repayments of long-term debt	(275,000)	0	0	0	(275,000)
Quarterly dividends paid	(166,224)	0	0	0	(166,224)
Purchase of treasury shares	(5,569)	0	0	0	(5,569)
Proceeds from stock option exercises	6,413	0	0	0	6,413
Intercompany	(258,696)	194,075	64,621	0	0
Other — net	2,393	0	(561)	0	1,832

Net Cash (Used for) Provided by Financing Activities	(696,683)	(155,925)	64,060	0	(788,548)
Effect of exchange rate changes on cash	0	0	6,390	0	6,390

Net (decrease) increase in cash and cash equivalents	(206,267)	0	33,144	0	(173,123)
Cash and cash equivalents at beginning of year	423,997	0	32,696	0	456,693

Cash and Cash Equivalents at End of Year	$217,730	$0	$65,840	$0	$283,570

Year Ended April 30, 2009

	The J.M. Smucker	Subsidiary	Non-Guarantor
	Company (Parent)	Guarantors	Subsidiaries	Eliminations	Consolidated

Net Cash (Used for) Provided by Operating Activities	$(7,135)	$69,486	$384,642	$0	$446,993

INVESTING ACTIVITIES
Business acquired, net of cash acquired	(19,404)	(58,096)	165	0	(77,335)
Additions to property, plant, and equipment	(24,727)	(42,903)	(41,277)	0	(108,907)
Sale and maturities of marketable securities	3,013	0	0	0	3,013
Proceeds from disposal of property, plant, and equipment	384	22	394	0	800
Other — net	5,448	0	0	0	5,448

Net Cash Used for Investing Activities	(35,286)	(100,977)	(40,718)	0	(176,981)

FINANCING ACTIVITIES
Proceeds from long-term debt	400,000	0	0	0	400,000
Quarterly dividends paid	(110,668)	0	0	0	(110,668)
Special dividends paid	(274,208)	0	0	0	(274,208)
Purchase of treasury shares	(4,025)	0	0	0	(4,025)
Proceeds from stock option exercises	1,976	0	0	0	1,976
Intercompany	291,201	23,659	(314,860)	0	0
Other — net	4,210	(4,684)	0	0	(474)

Net Cash Provided by (Used for) Financing Activities	308,486	18,975	(314,860)	0	12,601
Effect of exchange rate changes on cash	0	0	2,539	0	2,539

Net increase (decrease) in cash and cash equivalents	266,065	(12,516)	31,603	0	285,152
Cash and cash equivalents at beginning of year	157,932	12,516	1,093	0	171,541

Cash and Cash Equivalents at End of Year	$423,997	$0	$32,696	$0	$456,693